UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2026
RIGEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29889	94-3248524
(Commission File No.)	(IRS Employer Identification No.)

611 Gateway Boulevard Suite 900
South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 624-1100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	RIGL	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On May 11, 2026, Rigel Pharmaceuticals, Inc. (“Rigel” or the “Company”) entered into a License Agreement (the “Agreement”) with Arvinas, Inc., Arvinas Operations, Inc., Arvinas Estrogen Receptor, Inc. and Pfizer Inc. (collectively, the “Licensors”).

Pursuant to the Agreement, the Licensors granted Rigel an exclusive, royalty-bearing license to develop, manufacture and commercialize VEPPANUTM (vepdegestrant) and related products (the “Licensed Products”) worldwide. VEPPANU is approved in the United States for the treatment of adults with estrogen receptor-positive (ER+), HER2-negative, ESR1-mutated advanced or metastatic breast cancer, as detected by an FDA-authorized test, with disease progression following at least one line of endocrine therapy.

Under the terms of the Agreement, Rigel has agreed to pay the Licensors an upfront payment of $70 million and an additional $15 million upon the successful completion of certain transition activities. In addition, the Licensors are eligible to receive up to $320 million in regulatory and sales milestone payments, including up to $60 million upon the achievement of specified regulatory milestones and up to $260 million based on the achievement of specified net sales thresholds. Rigel is also obligated to pay tiered royalties on annual net sales of Licensed Products ranging from the mid-teens to mid-twenties percentages, subject to certain reductions and customary adjustments, and to share a portion of sublicense revenue with the Licensors at tiered rates that decrease over time. In connection with the transition of the Licensed Products, Pfizer will continue to be responsible for certain ongoing development activities, and Rigel has agreed to reimburse the Licensors for certain development costs and expenses incurred in connection with such activities, up to an aggregate amount of $40 million.

Under the Agreement, Rigel will have the sole rights and will be primarily responsible for the development and commercialization of the Licensed Products worldwide, subject to certain transition activities to be performed by the Licensors. The Agreement includes customary diligence obligations for Rigel to use commercially reasonable efforts to develop and commercialize the Licensed Products, including to seek regulatory approvals in specified major markets. The Agreement will remain in effect on a product-by-product and country-by-country basis until the expiration of the applicable royalty term for each Licensed Product in each country, after which the license becomes fully paid-up and perpetual. The Agreement may be terminated by either party under customary circumstances, including for material breach or certain insolvency events, and by Rigel for convenience upon prior written notice. The Agreement contains customary provisions relating to, among other things, intellectual property, indemnification, confidentiality, and representations and warranties.

The effectiveness of the Agreement is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its periodic reports, subject to customary redactions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2026	RIGEL PHARMACEUTICALS, INC.

	By:	/s/ Raymond J. Furey
Raymond J. Furey
Executive Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary